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                                                                EXHIBIT 99.1

KV PHARMACEUTICAL COMPANY ACQUIRES NIFEREX(R) PRODUCT LINE FROM SCHWARZ PHARMA


4/01/03

Third Acquisition for KV's Ther-Rx Branded Marketing Unit Expands

Company Into Hematinic Category

ST. LOUIS, April 1 /PRNewswire-FirstCall/ -- KV Pharmaceutical Company (NYSE: KVa/KVb) announced today that it has concluded an agreement with Schwarz Pharma to acquire the Niferex(R) product line for its Ther-Rx Corporation branded marketing division. The Niferex(R) product line includes: Niferex(R) Tablets, Niferex(R) 150 Capsules and Niferex(R) 150 Forte. The transaction, valued at approximately $14.3 million and including applicable intellectual property for each of the products, will position KV to build a leading position in this oral hematinic market.

The acquisition adds approximately $5 million in annual net sales and will expand Ther-Rx's current therapeutic areas of women's health and cardiovascular products into the hematinic therapeutic category, which includes drugs used in the treatment of anemias. According to Verispan, the oral hematinic market in the U.S. is approximately $95 million (12 months ended February 2003).

Similar to its strategy with other acquired products, formulation enhancements are anticipated to be made by KV scientists to the acquired product line. These products will be promoted through physician samples and direct mail programs to high prescribers and are expected to be immediately accretive to KV's branded product subsidiary, Ther-Rx Corporation.

Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer stated, "This acquisition will provide a unique and attractive opportunity to establish not only a beachhead, but an immediate leadership position in the hematinic category. Like we have with the PreCare(R) Caplet and other products, our strategy in hematinics is to apply KV technologies to the Niferex(R) line to further distinguish the brand as a leader in its category and to build the franchise. Ther-Rx has been built on a dual strategy of product acquisition and internal development and has demonstrated success at both. We look forward to continuing to build upon this approach with these products. Our plan is to move effectively and expeditiously to build a new franchise with an aim of being number one."

The foremost example of KV's acquisition model is the PreCare(R) Caplet, a product with approximately $4 million of annual revenues and declining at a rate of approximately 20% when the company acquired it in 1999. After reformulation and the addition of internally developed line extensions by the Company's scientific group, Ther-Rx Corporation has increased the sales of this line to over $20 million annually, and by doing so, KV has built a prenatal nutritional franchise around the PreCare(R) brand and achieved a 500%-plus improvement in sales for the product line in just over three years.

About KV Pharmaceutical

Company KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has



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consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2002 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

Safe Harbor

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans," "expect," "aim," "believe," " projects," "anticipate," "intend," "estimate," "will," "should," "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; and, (12) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

/CONTACT: Catherine M. Biffignani, Vice President, Investor Relations +1-314-645-6600, for KV Pharmaceutical Company/

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